UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 17, 2006

MINRAD INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-49635	870299034
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

847 Main Street, Buffalo, New York 14203
(Address of principal executive offices)

Registrant's telephone number, including area code:	716-855-1068

(Former name or former address, if changed since last report.)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01

Entry into a Material Definitive Agreement

On August 17, 2006, the Board of Director’s of Minrad International, Inc. granted options to its named executive officers and its directors under the Minrad International, Inc. 2004 Stock Option Plan. The exercise price for each option is $4.23.  A portion of each grant may be exercised upon the company achieving the following milestones:

Milestone 1 shall be the date on which the Company’s reported net sales for a quarter equal or exceed $5 million for the first time.

Milestone 2 shall be the date on which the Company’s reported net sales for a quarter equal or exceed $10 million for the first time.

Milestone 3 shall be the date on which the Company’s reported net sales for a quarter equal or exceed $15 million for the first time.

Milestone 4 shall be the day on which the Company achieves cumulative aggregate SabreSource sales/placements of 500 units.

Milestone 5 shall be the date the Company files the NDA for Conscious Sedation.

The following table summarizes the total number of options granted and the number of options exercisable upon the achievement of each milestone:

Optionee	Total Grant	OPTION EXERCISABLE UPON ACHIEVEMENT OF MILESTONE
		Milestone 1	Milestone 2	Milestone 3	Milestone 4	Milestone 5
William Burns (CEO)	845,000	84,500	126,750	211,250	211,250	211,250
William Bednarski (Pres. & CFO)	150,000	7,500	22,500	37,500	45,000	37,500
Kirk Kamsler (Sr. V.P. Commercial Development)	100,000	20,000	20,000	30,000	20,000	10,000
John McNierney (Sr. V.P. & CTO)	100,000	10,000	10,000	15,000	25,000	40,000
Richard Tamulski (Treas.)	37,500	0	3,750	15,000	9,375	9,375

David Digiacinto (Director)	15,000	1,500	2,250	3,750	3,750	3,750
David Donaldson (Director)	15,000	1,500	2,250	3,750	3,750	3,750
Donald Farley (Director)	15,000	1,500	2,250	3,750	3,750	3,750
Duanee Hopper (Director)	15,000	1,500	2,250	3,750	3,750	3,750
Robert Lifeso (Director)	15,000	1,500	2,250	3,750	3,750	3,750
John Rousseau (Director)	15,000	1,500	2,250	3,750	3,750	3,750

The other terms and conditions of the grant are as set forth in the form of Milestone Options Agreement filed as Exhibit 10.1 to this 8-K.

ITEM 9.01 Financial Statements and Exhibits

The form of Milestone Option Agreement is attached as Exhibit 10.1

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MINRAD INTERNATIONAL, INC.
(Registrant)

By:	/s/ WILLIAM BEDNARSKI
William Bednarski
President & CFO

August 23, 2006

EXHIBIT INDEX

Exhibit Number	Description
10.1	Form of Milestone Option Agreement